EXHIBIT 10.1

RESTATED SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Restated Second Amendment to Employment Agreement is entered into between IVAX Corporation (the “Company”) and Dr. Rafick G. Henein (the “Executive”) effective as provided below.

WHEREAS, the Company and the Executive entered into an Employment Agreement dated July 28, 1997, as amended on June 12, 2003 (the “Employment Agreement”), that continues in effect as of the date of this Second Amendment; and

WHEREAS, the Company and the Executive wish to further amend the Employment Agreement to reflect the Company’s agreement to make certain payments on the Executive’s behalf in order to assist the Executive in funding certain post retirement health benefits being established by the Executive;

WHEREAS, this Restated Second Amendment shall replace and supersede in its entirety that Second Amendment to Employment Agreement between the Company and the Executive dated August 23, 2004;

NOW, THEREFORE, in consideration of the mutual agreements provided below, the Company and the Executive agree to amend the Employment Agreement to read as follows:

1. A new Section 3 (i) is hereby added to the Employment Agreement to read as follows:

(i) For a period not to exceed seven years from the date of the first payment, the Company shall make annual payments, in an amount not to exceed $81,282.00, directly to New York Life Insurance & Annuity Corporation on behalf of the Executive to assist the Executive in funding a Post Retirement Health Care Plan being established by the Executive. Notwithstanding the foregoing, the Company’s obligations under this Section 3(i) shall cease and the Company shall have no further liability with respect to this Section 3(i) in the event the Executive’s employment with the Company is terminated for Cause or the Executive terminates his employment with the Company, other than for Good Reason, and the Executive renders services, directly or indirectly, to or for the benefit of any organization or engages directly or indirectly in any business which is competitive to the Company, or which organization or business, or the rendering of services to or for the benefit of such organization, is prejudicial to or in conflict with the interests of the Company. The parties hereto acknowledge that the first payment was made on or about May 20, 2004. Establishment and maintenance of the Post Retirement Health Care Plan is solely the Executive’s responsibility and the Company neither endorses nor recommends any particular plan or company nor provides any advice or recommendations therefore.

2. Except as specifically amended by this Second Amendment, the provisions of the Employment Agreement shall remain in full force and effect. This Second Amendment together with the Employment Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cannot be amended, supplemented or modified except by an instrument in writing signed by the parties hereto.

The Company and the Executive have caused this Second Amendment to Employment Agreement to be executed effective October 29, 2004.

IVAX CORPORATION

By:	/s/ Neil Flanzraich

EXECUTIVE

/s/ Dr. Rafick G. Henein
Dr. Rafick G. Henein